Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JULY SALES

--Comparable Store Sales Increase 2.4%--

HOUSTON, TX, August 4, 2005 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the four-week period ended July 30, 2005 increased 6.1% to $94.5 million from $89.1 million in the prior year four-week period ended July 31, 2004. Comparable store sales increased 2.4% versus a decrease of 7.8% last year. The Company noted that its July 2004 comparable store sales results were negatively impacted by a calendar shift in the Texas sales tax holiday weekend, which moved this significant event from July in 2003 to August in 2004. The Company further noted that this year's Texas sales tax holiday weekend will take place in August just as it did last year.

The Company stated that most of its key merchandise departments achieved comparable stores sales increases during the month. Of this group, the top performing categories were women's special sizes (+15.3%), home décor (+15.2%) and accessories (+14.9%).

For the second quarter ended July 30, 2005, the Company reported that total sales increased 10.6% to $309.5 million from $279.9 million last year, while comparable store sales for the quarter increased 7.0% compared to a decrease of 3.2% in the prior year period.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "We are delighted with the continued strength of our business. Having just completed a solid second quarter in which our comparable store sales were up a strong 7.0%, we enter the third quarter well positioned with exciting new merchandise for the upcoming back-to-school selling season."

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Stage Stores Reports July Sales
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SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2005	2004	2005	2004
1st Quarter	4.9%	4.5%	$310.1	$289.7
May	7.0	1.0	100.0	90.6
June	11.1	(2.5)	115.0	100.1
July	2.4	(7.8)	94.5	89.1
2nd Quarter	7.0	(3.2)	309.5	279.9*
Year-To-Date	5.9	0.6	619.5*	569.5*
*Total does not foot due to rounding.

Mr. Scarborough further commented, "Based on our preliminary operating results for the second quarter, we currently believe that we will be at or near the high end of our previously provided earnings outlook range for the period of $0.26 to $0.30 per diluted share."

The Company plans to report its actual second quarter and six-months results before the market opens on Thursday, August 18, 2005, and will hold a conference call and webcast the same day beginning at 8:30 a.m. Eastern Time.

Store Activity

The Company reported that it opened four new Stage stores and one new Bealls store during July. The new stores were opened in Clarksville and West Helena, Arkansas, Douglas, Arizona, Floresville, Texas and Marshall, Missouri.

For the second quarter, a total of seven new stores were opened and two stores were closed. As a result of the five net new stores added during the period, the Company ended the quarter with 542 stores.

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Stage Stores Reports July Sales
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About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 542 stores located in 29 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the second quarter of the 2005 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 28, 2005, in the Company's Quarterly Report on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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